EXHIBIT 6.2

IRON BRIDGE MORTGAGE FUND, LLC

CONSENT AGREEMENT

Carr Butterfield, LLP (“Collateral Agent”) hereby executes this CONSENT AGREEMENT, dated as of January 31, 2021, (this “Consent”) with respect to the following facts:

WHEREAS, Iron Bridge Mortgage Fund, LLC (the “Company”) has issued and will continue to issue, certain Senior Secured Demand Notes (as has been or may be amended, restated, supplemented or otherwise modified in accordance therewith, collectively, the “Senior Notes”) pursuant to an Offering Circular dated   February 23, 2018  (as has been or may be amended, restated, supplemented or otherwise modified in accordance therewith).  Each of the Senior Notes has been or will be issued and sold pursuant to a Senior Secured Promissory Note Purchase Agreement (as has been or may be amended, restated, supplemented or otherwise modified in accordance therewith, the “Senior NPA”) among Company and the purchasers thereto from time to time (each such purchaser, and its successor or assign, a “Senior Noteholder” and collectively all such purchasers, and their respective successors and assigns, “Senior Noteholders”);

WHEREAS, pursuant to the Senior NPA, the Senior Noteholders appointed the Collateral Agent to act on behalf of the Senior Noteholders to the extent, and as expressly set forth, in the Senior NPA;

WHEREAS, in connection with such appointment, Collateral Agent, on behalf, and at the direction, of the Senior Noteholders, entered into (a) that certain  Security Agreement dated on or around February 23, 2018 (as has been or may be amended, restated, supplemented or otherwise modified in accordance therewith, the “Security Agreement”) with the Company, and (b) that certain Subordination Agreement dated on or around February 23, 2018 (as has been or may be amended, restated, supplemented or otherwise modified in accordance therewith, the “Subordination Agreement”) with the Junior Noteholders (as defined therein);

WHEREAS, the Company wishes to undertake a recapitalization (“Recapitalization”) as set forth in greater detail in that certain Letter, dated December 21, 2020 (the “Recapitalization Disclosure Letter”), from the Company to the Senior Noteholders entitled to receive more than fifty percent (50%) of the aggregate unpaid principal amount of all Senior Notes (collectively, the “Consenting Noteholders”); and

WHEREAS, the Consenting Noteholders have consented to the Recapitalization pursuant hereto;

NOW THEREFORE, pursuant to Section 4 of the Subordination Agreement and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Collateral Agent hereby agrees as follows:

1.

Related Documents. The Senior Notes, the Senior NPA, the Security Agreement, the Subordination Agreement, the other agreements, instruments, documents and certificates executed and delivered in connection with any of the foregoing and any amendments, restatements, supplements or otherwise modifications to any of the foregoing are referred to collectively herein as the “Related Documents”.

2.

Consents. Notwithstanding anything to the contrary set forth in the Subordination Agreement or any of the Related Documents, Collateral Agent (at the direction of the Consenting Noteholders) hereby consents to (a) the Company, its members and the Junior Noteholders entering into any and all of the transactions described in the Recapitalization Disclosure Letter, including but not limited to the issuance of the Class C Units and the prepayment of the Junior Notes or the exchange of the Junior Notes for Class C Units, and (b) the Company making, and the Junior Noteholders accepting, any and all payments in respect of the Junior Note Obligations (as defined in the Subordination Agreement) as described in the Recapitalization Disclosure Letter.

3.

Representations and Warranties. Collateral Agent hereby represents and warrants to Company that (a) it is the current and only collateral agent acting on behalf of the Senior Noteholders under the Security Agreement and the Subordination Agreement, and (b) it has not, at any time, resigned, or purported to resign, as such collateral agent.

4.

Full Force and Effect; No Amendment, Other Consent or Waiver. Except as expressly set forth herein, the provisions of the Related Documents continue to be in full force and effect in accordance with their respective terms.

5.	Incorporation by Reference. Sections 10 through 13, inclusive, of the Subordination Agreement shall apply to this Consent and are incorporated herein by this reference, mutatis mutandis.

[Signature pages follow]

IN WITNESS WHEREOF, Collateral Agent has caused this Consent to be duly executed and delivered as of the date first above written.

COLLATERAL AGENT:

CARR BUTTERFIELD, LLP

By:	/s/ John T. Carr
Name:	John T. Carr
Title:	Partner

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